UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ConocoPhillips

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Commencing April 21, 2011, ConocoPhillips sent the following communication to certain stockholders.

ConocoPhillips

Annual Meeting of Stockholders

May 11, 2011

Supplemental Information regarding Item 3

Advisory Vote to Ratify Named Executive Officers’ Compensation

By now you should have received the ConocoPhillips Notice of 2011 Annual Meeting and Proxy Statement and 2010 Summary Annual Report. You can also view the Proxy Statement and Summary Annual Report on our website under “Investor Relations – Financial Reports.” As noted in the letter “To Our Shareholders” from our Chairman and CEO, Jim Mulva, in our Summary Annual Report, ConocoPhillips made significant progress in 2010, highlighted by a 10 percent increase in the quarterly dividend rate, realization of $15.4 billion in proceeds from selective asset divestments that included most of our LUKOIL holdings, an 18 percent decrease in debt to $23.6 billion, and an increase in our year-end cash and short-term investments balance to $10.4 billion. We also met our key operational targets in 2010, while recording our safest year since the inception of ConocoPhillips in 2002 and increasing annual earnings to $11.4 billion.

This performance delivered significant value to our shareholders, as ConocoPhillips’ total shareholder return for the year of 39 percent was highest among the Company’s industry peer group. We have continued our commitment to increase shareholder distributions in 2011, announcing a 20 percent increase in the quarterly dividend rate and an additional $10 billion share repurchase program.

We write to bring to your attention a significant disagreement between ConocoPhillips and ISS with respect to ISS’ proxy report regarding a proposal to be voted on at ConocoPhillips’ annual meeting of stockholders to be held on May 11, 2011.

In its report, ISS recommends a vote “against” the Company’s recommendation on the advisory vote on executive compensation. Although the report acknowledges that ConocoPhillips led its peer group in total shareholder return in 2010, that its operational performance in 2010 was very strong, and that executive pay is aligned with performance, ISS still recommends a vote “against” ratification of executive compensation. ISS makes this recommendation because the Company (i) provided for excise tax gross-ups, specifically in the context of change in control, to two newly hired executive officers, pursuant to pre-existing plans applicable to similarly ranked employees, and (ii) provided additional years of credited service under Company pension plans. We strongly disagree with ISS’ analysis, which utilizes a “one-size-fits-all” approach and does not give enough weight to the important criteria of pay for performance. For the reasons set forth below, we believe ISS’ recommendation is based on incomplete and inaccurate analysis and we urge you to vote “FOR” in the advisory vote on executive compensation.

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ISS’ analysis fails to provide sufficient weight to Company performance and alignment of pay with performance. ISS acknowledges that the Company outperformed its peers and the broader market over the one- and five-year periods ending December 31, 2010. ISS also concedes that ConocoPhillips’ pay is well aligned with performance and that the programs and practices of the Human Resources and Compensation Committee are sound. The ISS recommendation depends, instead, on faults it perceives in two non-core and pre-existing compensation programs that are applicable to all executives, and with respect to which the Company has valid and, indeed, compelling business reasons to maintain.

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ConocoPhillips has a valid business reason for providing additional years of credited service under its pension programs. As a large international, integrated energy company, the Company competes for talent with some of the largest companies in the world. In the energy industry, it is one’s employees that cause the defining difference in performance among peer companies. When competing for talent, it is often necessary and in the stockholders’ best interests to provide benefits to incoming employees that serve to ensure that compensation earned at a previous employer is not lost. In this respect, matching the years of service for executives hired from other companies allows the Company to attract, hire and retain top talent in a highly competitive market place. Matching the years of service for a newly hired executive maintains a similar pension benefit to that earned at their prior employer, is not an enhancement, and provides a benefit similar to those given current employees in like plans. ISS objections center on two instances of additional years of credited service. Mr. Mulva’s additional years of credited service relate to a foreign assignment more than two decades prior and were pursuant to a company-wide policy that was discontinued 20 years ago. The other instance cited by ISS relates to an executive hired from a competitor in 2010, Mr. Hirshberg. The impact of this treatment on Mr. Hirshberg’s total pension is relatively minor and only served to keep him whole but was one of a number of factors that allowed the Company to successfully recruit Mr. Hirshberg. Presumably, if the Company had elected to simply pay a bonus to Mr. Hirshberg in lieu of such treatment, ISS would not have taken issue with the payment even though the effect would have been the same as the Company’s treatment under its pension programs.

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ConocoPhillips has a valid business reason for allowing newly hired employees to participate in pre-existing programs for similarly situated executives, including change in control programs featuring excise tax gross-ups. ISS’ analysis notes that two executives newly appointed in 2010 participate in change in control plans that provide for excise tax gross-ups. Contrary to ISS’ suggestion, these are not new compensation arrangements. ISS generally does not object to pre-existing arrangements; the change in control plan has been in effect since 2004 and no revisions were made to it in 2010. Since the Company generally does not provide employment contracts for its executives, any newly hired executives participate in the same programs as our current executives. To do otherwise would impede the Company’s efforts to attract, integrate and retain talented executives. More importantly, the ISS analysis ignores the unique pro-shareholder aspects of ConocoPhillips’ executive compensation programs that the Company believes support the inclusion of the excise tax gross-up provisions. In particular, the Company historically has required executives to hold most of their equity incentive compensation until retirement. This has been a highly unusual feature and results in executives holding a significant portion of compensation earned until retirement. This also results in ConocoPhillips’ executives being disproportionately exposed to a potential excise tax upon a change in control. Importantly, the excise tax can discriminate among employees based on their length of service, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. Such inequitable treatment of our executives would not serve to foster a sense of teamwork among our executives and, therefore, is not in the best interests of our stockholders.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations.